Exhibit 99.1

FORM 10-K

ITEM 15(a) (1) and (2)

CELLU TISSUE HOLDINGS, INC.

All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Cellu Tissue Holdings, Inc. and Subsidiaries:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of Cellu Tissue Holdings, Inc. and its subsidiaries (the Company) at February 28, 2010 and February 28, 2009, and the results of their operations and their cash flows for each of the two years ended February 28, 2010 and February 28, 2009 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule information for the years ended February 28, 2010 and February 28, 2009 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

April 30, 2010

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Cellu Tissue Holdings, Inc. and Subsidiaries

We have audited the accompanying consolidated statements of operations, changes in stockholders’ equity, and cash flows of Cellu Tissue Holdings, Inc. and Subsidiaries (the “Company”), for the fiscal year ended February 29, 2008. Our audit also included the financial statement schedule for the year ended February 29, 2008, listed in the Index at Item 15(a). These 2008 financial statements and related schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2008 financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Cellu Tissue Holdings, Inc. and Subsidiaries for the fiscal year ended February 29, 2008, in conformity with U. S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule for the year ended February 29, 2008, when considered in relation to the basic 2008 financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP
Hartford, Connecticut
January 28, 2009, except
for Note 19, as to
which the date is
October 16, 2009

Cellu Tissue Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

	February 28, 2010	February 28, 2009
Assets
Current assets:
Cash and cash equivalents	$3,299,033	$361,035
Receivables, net of allowance of $195,000 in 2010 and $385,323 in 2009	49,659,464	54,065,899
Inventories	56,586,982	47,216,049
Prepaid expenses and other current assets	3,810,934	2,085,774
Income tax receivable	2,788,118	174,084
Deferred income taxes	1,180,866	3,515,295

Total current assets	117,325,397	107,418,136
Property, plant and equipment, net	307,635,021	301,987,941
Goodwill	41,020,138	41,020,138
Other intangibles, net	27,339,953	31,672,477
Other assets	9,385,877	1,948,108

Total assets	$502,706,386	$484,046,800

Liabilities and stockholders’ equity
Current liabilities:
Bank overdrafts	$—	$3,285,420
Revolving line of credit	1,000,750	18,530,824
Accounts payable	34,275,598	16,726,143
Accrued expenses	27,820,255	26,548,639
Accrued interest	6,721,143	10,160,124
Other current liabilities	623,653	17,448,707
Current portion of long-term debt	760,000	760,000

Total current liabilities	71,201,399	93,459,857
Long-term debt, less current portion	242,538,125	242,361,944
Deferred income taxes	77,178,393	75,110,277
Other liabilities	956,444	5,378,059
Stockholders’ equity:
Common stock, $.01 par value, 23,715,470 shares authorized, 20,145,176 shares issued and outstanding as of February 28, 2010 and Common Stock, $.01 par value, 18,245,459 shares authorized, 17,447,971 shares issued and outstanding as of February 28, 2009	201,452	174,480
Capital in excess of par value	103,076,890	70,774,381
Accumulated earnings	7,460,692	3,698,071
Accumulated other comprehensive income (loss)	92,991	(6,910,269)

Total stockholders’ equity	110,832,025	67,736,663

Total liabilities and stockholders’ equity	$502,706,386	$484,046,800

See accompanying notes to consolidated financial statements.

Cellu Tissue Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

	Fiscal Year Ended
	February 28, 2010	February 28, 2009	February 29, 2008
Net sales	$511,280,798	$519,022,843	$443,081,130
Cost of goods sold	432,220,266	464,118,066	401,352,016

Gross profit	79,060,532	54,904,777	41,729,114
Selling, general and administrative expenses	22,552,055	21,868,989	20,020,819
Terminated acquisition-related transaction costs	—	—	2,078,212
Amortization expense	4,332,524	2,872,523	—

Income from operations	52,175,953	30,163,265	19,630,083
Interest expense, net	39,593,747	24,709,461	19,870,029
Foreign currency (gain) loss	1,282,228	(562,232)	100,335
Other expense (income)	(8,273)	67,123	(132,623)

Income (loss) before income tax benefit	11,308,251	5,948,913	(207,658)
Income tax expense (benefit)	7,545,630	(611,275)	(3,909,414)

Net income	$3,762,621	$6,560,188	$3,701,756

Basic and diluted net income per share	$0.21	$0.38	$0.21

Basic shares outstanding	17,684,134	17,447,971	17,447,971

Diluted shares outstanding	17,713,863	17,447,971	17,447,971

See accompanying notes to consolidated financial statements.

Cellu Tissue Holdings, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

	Shares Outstanding	Par Value Common Stock	Capital in Excess of Par Value	Accumulated Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance, February 28, 2007	17,447,971	$174,480	$46,084,622	$(6,563,873)	$(942,732)	$38,752,497
Stock-based compensation			776,113			776,113
Net income				3,701,756		3,701,756
Foreign currency translation					2,855,088	2,855,088

Comprehensive income						6,556,844

Balance, February 29, 2008	17,447,971	174,480	46,860,735	(2,862,117)	1,912,356	46,085,454
Stock-based compensation			939,530			939,530
Equity investment			21,701,819			21,701,819
Earnout payment			1,272,297			1,272,297
Net income				6,560,188		6,560,188
Foreign currency translation					(6,105,161)	(6,105,161)
Derivative-unrealized loss					(2,717,464)	(2,717,464)

Comprehensive loss						(2,262,437)

Balance, February 28, 2009	17,447,971	174,480	70,774,381	3,698,071	(6,910,269)	67,736,663
Proceeds from common stock sold in initial public offering	2,675,000	26,750	28,944,663			28,971,413
Earnout payment			1,698,755			1,698,755
Stock issued upon exercise of stock options	22,205	222	63,135			63,357
Repurchase and cancellation of options in connection with IPO put right			(332,603)			(332,603)
Stock-based compensation			1,928,559			1,928,559
Net income				3,762,621		3,762,621
Foreign currency translation					4,909,448	4,909,448
Derivative-unrealized gain					2,093,812	2,093,812

Comprehensive income						10,765,881

Balance, February 28, 2010	20,145,176	$201,452	$103,076,890	$7,460,692	$92,991	$110,832,025

See accompanying notes to consolidated financial statements.

Cellu Tissue Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Fiscal Year Ended
	February 28, 2010	February 28, 2009	February 29, 2008
Cash flows from operating activities
Net income	$3,762,621	$6,560,188	$3,701,756
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	24,889,714	23,656,245	24,146,137
Amortization of intangibles	4,332,524	2,872,523	—
Amortization and write-off of debt issuance costs	2,288,072	306,668	—
Accretion and write-off of debt discount	4,269,352	1,835,001	616,437
Stock-based compensation	1,928,559	939,530	808,111
Deferred income taxes	4,403,542	(2,232,976)	(6,964,358)
Loss (gain) from natural gas swaps	—	242,686	(170,564)
Loss on disposal of fixed assets	812,876	—	—
Changes in operating assets and liabilities net of effects of business acquisitions:
Receivables	5,396,260	(3,017,970)	(4,829,995)
Inventories	(8,506,452)	(6,702,780)	(3,696,311)
Prepaid expenses and other current assets	(4,277,911)	1,782,185	1,363,243
Other assets	324,635	(123,460)	552,555
Accounts payable, accrued expenses, accrued interest and other liabilities	15,568,373	(2,057,997)	4,268,868

Total adjustments	51,429,544	17,499,655	16,094,123

Net cash provided by operating activities	55,192,165	24,059,843	19,795,879
Cash flows from investing activities
Cash paid for acquisition, net of cash received	—	(64,154,906)	(43,663,270)
Capital expenditures	(26,993,044)	(16,401,848)	(20,477,426)

Net cash used in investing activities	(26,993,044)	(80,556,754)	(64,140,696)
Cash flows from financing activities
Proceeds from note offering	245,738,400	36,900,000	20,000,000
Proceeds from initial public offering	28,971,413	—	—
Proceeds from stock options exercised	100,904	—	—
Purchases of employee stock options	(450,988)	—	—
Excess tax benefits from stock-based compensation programs	80,838	—	—
Payments of long-term debt	(249,831,572)	(760,000)	(575,000)
Borrowings on revolving credit facility	36,453,125	85,448,141	69,600,000
Repayments on revolving credit facility	(53,983,199)	(76,717,317)	(59,800,000)
Cash portion of earnout payment	(18,301,245)	(7,027,346)	—
Bank overdrafts	(3,285,420)	3,285,420	—
Equity investment by shareholders	—	15,001,463	(32,000)
Payment of deferred financing fees	(9,739,269)	(885,958)	—

Net cash provided by (used in) financing activities	(24,247,013)	55,244,403	29,193,000
Effect of foreign currency	(1,014,110)	730,155	(225,396)

Net (decrease) increase in cash and cash equivalents	2,937,998	(522,353)	(15,377,213)
Cash and cash equivalents at beginning of period	361,035	883,388	16,260,601

Cash and cash equivalents at end of period	$3,299,033	$361,035	$883,388

Supplemental disclosure of cash flow information
Cash paid during the year for Interest	$35,422,773	$18,939,787	$18,397,690
Cash paid during the year for Income taxes	$6,233,069	$2,373,871	$2,828,444

See accompanying notes to consolidated financial statements.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Basis of Presentation

Cellu Tissue Holdings, Inc., (“the Company” or “Cellu Tissue”), a Delaware corporation, together with its consolidated subsidiaries, primarily produces converted tissue products, tissue hard rolls and machine-glazed tissue that are sold to leading consumer retailers and away-from-home distributors of tissue products, vertically integrated manufacturers and third-party converters serving the tissue and machine-glazed tissue segments.

On June 12, 2006, Weston Presidio V, L.P. (“Weston Presidio”) acquired the Company through a series of acquisitions and mergers. The Company accounted for this as a purchase, which resulted in a new valuation for the assets and liabilities of the Company based upon fair values as of the date of the acquisition. The Company has reflected all applicable purchase accounting adjustments in the Company’s consolidated financial statements for all periods subsequent to the acquisition date.

In connection with the Company’s initial public offering of equity securities, which closed on January 27, 2010 (“IPO”), Cellu Paper Holdings, Inc., the Company’s direct parent, which had no operating activities, merged with and into Cellu Tissue, with Cellu Tissue surviving the merger. Immediately following this merger, Cellu Parent Corporation, which then became our direct parent, merged with and into Cellu Tissue, with Cellu Tissue surviving this second merger. In connection with these reorganization transactions, the holders of Cellu Parent Corporation’s outstanding Series A preferred stock ultimately received an aggregate of 13,528,287 shares of our common stock, the holders of Cellu Parent Corporation’s outstanding Series B preferred stock ultimately received an aggregate of 2,836,771 shares of our common stock, and the holders of Cellu Parent Corporation’s common stock received an aggregate of 1,082,913 shares of our common stock.

Note 2. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions and balances are eliminated in consolidation.

Cash Equivalents

The Company considers all investments with an original maturity of three months or less at the date of purchase cash equivalents.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable and collection is reasonably assured. Typically, revenue is recognized from product sales when title and risk of loss has passed to the customer in accordance with the related shipping terms, which is generally at the time products are shipped. Certain sales have freight-on-board destination terms, in which case, revenue is recognized when the product is received by the customer. The Company records a provision for estimated sales returns and other allowances as a reduction of revenue at the time of revenue recognition.

Trade Receivables and Allowance for Doubtful Accounts

Trade receivables are stated at gross invoice amount, less discounts and provision for uncollectible accounts. The Company performs periodic credit evaluations of its customers’ financial

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

condition and generally does not require collateral. The Company estimates its allowance for doubtful accounts using two methods. First, the Company determines a specific reserve for individual accounts where information is available that the customer may have an inability to meet its financial obligation. Second, the Company estimates additional reserves for all customers based on historical write-offs. Accounts are charged-off against the allowance for doubtful accounts when the Company has exhausted all collection efforts and has deemed the accounts uncollectible.

Inventories

Inventories are stated at the lower of cost (average cost method) or market. The Company provides allowances for materials or products that are determined to be obsolete, or for quantities on hand in excess of expected normal, future requirements. Included in packaging materials and supplies are felts and wires. These component parts are kept in inventory until they are installed on the machines. Once installed, felts and wires are amortized over their estimated useful lives of approximately three months.

Maintenance and Repairs

Maintenance and repair expenditures that do not qualify to be capitalized are expensed as incurred.

Property, Plant and Equipment

Property, plant and equipment acquired is stated at cost. Depreciation of equipment and amortization of leasehold improvements are computed using the straight-line method over the estimated useful lives of the related assets or the life of the lease term, whichever is shorter. The estimated useful lives of the principal classifications of depreciable assets are as follows:

Life in Years
Buildings and improvements	20-30
Machinery and equipment	15-30
Furniture and fixtures	10
Land improvements	5
Computer software	5

Asset Impairment

The Company evaluates the appropriateness of the carrying amounts of its long-lived assets whenever indicators of impairment are deemed to exist. The Company believes that, as of February 28, 2010, there are no impairments of the carrying amounts of such assets and no reduction in their estimated useful lives is warranted.

Goodwill and Trademarks

Goodwill represents cash paid in excess of fair values assigned to the underlying net assets of acquired businesses. Goodwill is not amortized, but tested for impairment annually at year-end, and at any time when events suggest impairment may have occurred. The Company’s goodwill impairment test is performed by comparing the estimated fair value of the reporting unit to the carrying value of the

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

reporting unit. The Company has two reporting units (tissue and machine-glazed paper) to which the goodwill is assigned and tested for impairment. The Company incorporates assumptions involving future growth rates, discount rates and tax rates in projecting the future cash flows. In the event the carrying value of a reporting unit exceeds its estimated fair value, an impairment loss would be recognized to the extent the carrying amount of the reporting unit’s goodwill exceeds its implied fair value. Goodwill as of February 28, 2010 was approximately $41.0 million. No goodwill impairment has been recorded during fiscal years 2010, 2009, or 2008.

Trademarks are not amortized, except in connection with the APF Acquisition (see Note 3), but tested for impairment annually at the end of the Company’s second quarter and at any time when events suggest impairment may have occurred. The impairment test is performed by comparing the carrying amount to its estimated fair market value at the time of the assessment. In the event the carrying value of the trademark exceeds its estimated fair value, an impairment loss would be recognized. No trademark impairments were recorded during fiscal years 2010, 2009 or 2008.

Derivatives and Hedging

The Company uses derivative financial instruments to offset a portion of its exposure to market risk arising from changes in the price of natural gas. Hedging of this risk is accomplished by entering into forward swap contracts, which are designated as hedges of specific quantities of natural gas expected to be purchased in future months. These contracts are held for purposes other than trading and are designated as cash flow hedges. The Company measures fair value of its derivative financial instruments using fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The Company uses a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows: level 1—inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access; level 2—inputs utilize data points that are observable such as quoted prices, interest rate and yield curves; level 3—inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

The Company’s natural gas forward contracts are valued using industry-standard models that use observable market inputs (forward market prices for natural gas) as their basis. The Company classifies these instruments within level 2 of the valuation hierarchy. For level 2 and 3 of the fair value hierarchy, where appropriate, valuations are adjusted for various factors such as liquidity, bid/offer spreads and credit considerations (non performance risk). As of February 28, 2010, the fair value of these cash flow hedging instruments was $0.6 million and is included in other current liabilities. The fair value of cash flow hedges at February 28, 2009 was a liability of $2.7 million, of which $2.4 million is included in other current liabilities and $0.3 million is included in other liabilities. The notional value of the natural gas forward contracts outstanding is $4.4 million as of February 28, 2010.

Prior to the third quarter of the fiscal year ended February 28, 2009, these contracts were not designated as hedges and accordingly, for the fiscal year ended February 29, 2008 a $0.2 million gain was recorded to earnings. Hedging activities transacted in fiscal 2010 have been designated as hedges and during the next 12 months, $4.4 million remains to be reclassified to earnings (cost of goods sold) consistent with the underlying hedging transactions.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Foreign Currency Translation

All balance sheet accounts are translated at current exchange rates; income and expenses are translated using weighted average exchange rates during the applicable fiscal year. Resulting translation adjustments are reported in other comprehensive income (loss) with the exception of the remeasurement of the portion of an intercompany loan account functioning as a short-term settlement account and not deemed to be of a long-term nature, which is recorded to earnings.

Customer Concentrations

For fiscal years 2010 and 2009, no one customer comprised more than 10% of sales. For fiscal year 2008, one customer comprised 13.4% of sales.

Shipping and Handling Costs

The Company classifies third-party shipping and handling costs as a component of cost of goods sold. Shipping and handling amounts that the Company bills to customers are included in net sales.

Considerations Paid to Resellers

The Company recognizes consideration paid to a reseller of its products as a reduction of the selling price of its products sold and, therefore, reduces net sales in the Company’s statement of operations.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Financial Instruments

The Company estimates the fair value of financial instruments for financial statement disclosure. For these purposes, the carrying amounts for cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to their short-term nature. The carrying amount of the Company’s borrowings under its revolving line of credit approximates its fair value due to its varying interest rate. The Company’s fair value estimate for the 2014 Notes was based on quoted trade prices. The estimated fair value as of February 28, 2010 was $250.8 million.

New Accounting Standards

The Financial Accounting Standards Board (“FASB”) is the authoritative body for financial accounting and reporting in the United States. On July 31, 2009, the FASB Accounting Standards Codification (“the Codification”) became the authoritative source of accounting principles to be applied to the financial statements of nongovernmental entities prepared in accordance with GAAP. The following is a list of recent pronouncements recently issued by the FASB and which were adopted by the Company during the second quarter of fiscal 2010:

•

Fair Value Measurements and Disclosures: The pronouncements define fair value, establish guidelines for measuring fair value and expand disclosures regarding fair value measurements. The adoption of fair value measurements and disclosures did not have a material impact on the Company’s results of operations and financial position.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

•

Subsequent Events: The pronouncement codifies existing standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The adoption of the pronouncement did not have any impact on the Company’s Consolidated Financial Statements.

Note 3. Acquisitions

On July 2, 2008, the Company, through two newly created, wholly-owned subsidiaries, Cellu Tissue—Hauppauge, LLC (“Cellu Hauppauge”) and Cellu Tissue—Thomaston, LLC (“Cellu Thomaston”), consummated the acquisition of certain assets and assumption of certain liabilities, from Atlantic Paper & Foil Corp. of N.Y., Atlantic Lakeside Properties, LLC, Atlantic Paper & Foil, LLC, Atlantic Paper & Foil of Georgia, LLC and Consumer Licensing Corporation (collectively, the “Sellers”) pursuant to a definitive asset purchase agreement (the “Purchase Agreement”) between the Company and the Sellers. The aggregate purchase price paid was $68.0 million, including a cash payment at closing of $61.7 million and the issuance of a promissory note by the Company to Atlantic Paper & Foil Corp. of N.Y. in the principal amount of $6.3 million (the “Seller Note”), plus the assumption of certain liabilities. The Company also incurred $2.5 million of transaction related costs. The purchase price, which was subject to certain post-closing working capital adjustments, was adjusted downward by approximately $63,000 for the working capital adjustment settlement that was finalized in the third fiscal quarter 2009. The acquisition of these assets and assumption of related liabilities is referred to as the “APF Acquisition” and the acquired business is referred to as “APF”. The Company financed the cash portion of the purchase price with cash on hand, additional borrowings and a $15.0 million equity contribution from its then Parent.

The APF Acquisition has been accounted for as a purchase and, accordingly, the consolidated statement of operations includes the results of APF from the date of acquisition. The acquisition has resulted in the recognition of goodwill, which is attributable to our tissue segment and will be deductible for tax purposes. Goodwill reflects the future earnings and cash flow potential of the acquired business in excess of fair values that are assigned to all other identifiable assets and liabilities. Goodwill arises because the purchase price paid reflects factors including the strategic fit and expected synergies this business brings to existing operations. The Company has allocated the purchase price to the net assets acquired in the acquisition based on its estimates of the fair value of assets and liabilities as follows:

Purchase price allocated to:
Current assets, primarily accounts receivable and inventories	$15,241,036
Property, plant and equipment	5,306,225
Goodwill	29,685,383
Noncompete agreements	12,770,000
Customer lists	12,319,000
Trademarks	56,000
Current liabilities	(4,922,736)

Total	$70,454,908

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The Company has estimated the fair value of the assets and liabilities of the APF Acquisition, utilizing information available at the time of acquisition. The Company considered outside third-party appraisals of the tangible and intangible assets to determine the applicable fair market values. Depreciation has been calculated on the fair value assigned to the tangible fixed assets based on an average remaining useful life. Intangible assets are being amortized on a straight-line basis, assuming no significant residual value, over the following lives: noncompete agreements—5 years, customer lists—7 years and trademarks—3 years.

The results of APF’s operations from the July 2, 2008 date of acquisition are primarily included in the Company’s tissue segment. Part of the acquisition related to the foam business, which the Company reports as a separate segment. Unaudited pro forma results of operations for the year ended February 28, 2009, are treated as if the Company and APF had been combined at the beginning of the period presented and are presented below. The pro forma results include estimates and assumptions, which the Company’s management believes are reasonable. However, the pro forma results do not include any cost savings or other effects of the planned integration of APF and are not necessarily indicative of the results which would have occurred if the business combination had been in effect on the dates indicated, or which may result in the future.

	Fiscal Year Ended February 28, 2009(1)
	Actual	Pro Forma (unaudited)
	(in thousands)
Net sales	$519,023	$551,109
Operating income	$30,163	$33,772
Net income	$6,560	$7,344

(1)	Pro forma operating results include the operating results for APF for the period March 1, 2008 to June 30, 2008, prior to its acquisition on July 2, 2008. The actual operating results include the operating results for APF for the period from the acquisition date (July 2, 2008) to February 28, 2009.

On March 21, 2007, the Company executed a definitive merger agreement (the “Acquisition Agreement”) with CityForest Corporation (“CityForest”), Cellu City Acquisition Corporation (“Cellu City Merger Sub”) and Wayne Gullstad as the shareholders’ representative. Pursuant to the Acquisition Agreement, and subject to the terms and conditions therein, Cellu City Merger Sub, a wholly owned subsidiary of the Company, merged with and into CityForest, with CityForest surviving and becoming a wholly owned subsidiary of the Company (the “CityForest Acquisition”). The aggregate merger consideration (including assumption of $18.4 million in aggregate principal amount of industrial revenue bonds) was approximately $61.0 million subject to certain working capital and net cash adjustments. Total cash paid for the acquisition of $46.8 million (purchase price of $61.0 million less assumed indebtedness of $18.4 million plus restricted cash and other miscellaneous adjustments of $1.6 million and acquisition costs of $2.6 million) was financed in part by issuance of unregistered 9 3/4% Senior Secured Notes due 2010 (the “Additional Notes”) of approximately $20.0 million, borrowings on a revolving line of credit ($17.4 million) and available cash on hand.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The CityForest Acquisition has been accounted for as a purchase and, accordingly, the consolidated statements of operations includes the results of CityForest for fiscal year 2009 and for fiscal year 2008 from the date of acquisition. The Company has allocated the excess of purchase price to the net assets acquired in the acquisition based on its estimates of the fair value of assets and liabilities as follows:

Excess Purchase Price Allocated to:
Property, plant and equipment	$32,854,514
Trademarks	2,200,000
Goodwill	6,970,001
Long-term debt	(1,724,684)
Deferred income taxes	(17,238,509)

Total	$23,061,322

The results of CityForest’s operations from the date of acquisition (March 21, 2007) are included in the Company’s tissue segment. Unaudited pro forma results of operations for fiscal year 2008, as if the Company and CityForest had been combined at the beginning of the period presented, are presented below. The pro forma results include estimates and assumptions, which the Company’s management believes are reasonable. However, the pro forma results do not include any cost savings or other effects of the planned integration of CityForest and are not necessarily indicative of the results which would have occurred if the business combination had been in effect on the dates indicated, or which may result in the future.

	Year Ended February 29, 2008(1)
	Actual	Pro Forma (Unaudited)
	(in thousands)
Net sales	$443,081	$445,792
Operating income	$19,630	$20,216
Net income	$3,702	$4,262

(1)	Pro forma operating results include the operating results for CityForest for fiscal year 2008. The actual operating results include the operating results for CityForest for the period from the acquisition date (March 21, 2007) to February 29, 2008.

Note 4. Stock-Based Compensation

The Company accounts for stock based compensation using the fair value-based method and the recording of such expense in the Company’s consolidated statements of operations. The Company provides stock-based compensation under the 2006 Stock Option and Restricted Stock Plan (the “2006 Plan”) and the 2010 Equity Compensation Plan (the “2010 Plan”). Under each plan, the administrator of the plan (the “Plan Administrator”) may make awards of options to purchase shares of common stock of the Company and/or awards of shares of common stock of the Company and, under the 2010 Plan, stock appreciation rights with respect to common stock of the Company. No additional awards will be made under the 2006 Plan. A maximum of 2,795,000 shares of common stock of the Company may be delivered in satisfaction of awards under the 2010 Plan and a maximum of 797,499 shares of common stock of the Company may be delivered in satisfaction of awards under the 2006 Plan. Key

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

employees and directors of the Company or its affiliates of the Company are eligible to participate in the plans. Stock options and stock appreciation rights are granted at a strike price at least equal to the fair value of the Company’s stock on the date of grant.

In conjunction with the Company’s initial public offering, the Company modified all equity awards outstanding at January 22, 2010. This modification was structured to maintain the intrinsic value for each employee, such that the intrinsic value after the initial public offering was identical to the intrinsic value immediately prior to the initial public offering. These modifications did not yield any incremental compensation cost.

Stock options granted prior to the Company’s initial public offering were granted with a strike price at the estimated fair value of the Company’s stock on the date of grant. Stock options subsequent to the initial public offering were granted with a strike price equal to the closing price on grant date. The Company uses a risk-free interest rate based on the U.S. Treasury yield in effect at the time of grant with a term equal to the expected life. The Company does not pay a dividend, so accordingly, the dividend yield is zero. The expected term of the options represents the period of time the options are expected to be outstanding. Prior to the initial public offering, expected volatility is based on the historical market value of the Company’s stock. For the January 27, 2010 grant, volatility was determined using volatility of comparable companies.

Upon exercise of stock options, the Company issues new shares to fulfill its obligation to the option holder.

April 13, 2009 Stock Option Awards

Non-executive employees: On April 13, 2009, the Company granted 267,611 stock options to non-executive employees whereby 35% of each individual’s stock options vest ratably over 4 years and 65% are earned only upon attainment of certain market conditions relative to a change in ownership of the Company. The fair value of the stock option grants related to service that vest ratably over 4 years was estimated on the date of grant using the Black-Scholes option pricing model. The assumptions used to value the stock options were: no dividend yield; 40% volatility; 1.4% risk free interest rate; and 10-year expected life. The fair value of the option awards was $5.28 per share.

Executive employees: The Company granted 355,601 stock options which are earned only upon attainment of certain market conditions relative to a change in ownership of the Company. To determine fair value the stock options at the date of grant, the Company used the Monte-Carlo model and included the followings assumptions: no dividend yield; 40% volatility; 1.4% risk-free interest rate; and 3.5 year expected term. The fair value of the option awards was $5.28 per share.

In January 2010, in conjunction with the Company’s initial public offering, it was determined that the conditions relative to a change in ownership had been attained with respect to a portion of each non-executive and executive employee stock option award. The Company vested the stock option awards that are subject to the change in ownership condition in their entirety for certain non-executive employees. The stock option awards with time based vesting were not vested in connection with the initial public offering. Additionally, 32.4% of the executive employee stock option awards were immediately vested in connection with the initial public offering and that the vesting period for the remaining options would be three years. As a result, the Company recorded $0.4 million of stock-based compensation expense.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

January 27, 2010 Equity Awards

On January 27, 2010, the Company granted the following equity awards: 292,754 options to its employees that vest ratably over 4 years; 23,270 options to its outside directors that vest on the first anniversary of the grant date; and 9,615 shares of restricted stock to its outside directors that vest on the first anniversary of the grant date.

The Company used a Black-Sholes option pricing model to fair value the January 27, 2010 option awards. The assumptions used to value the January 27, 2010 equity awards were: no dividend yield; 60% volatility; 3.0% risk free interest rate; and 6-year expected life. The fair value of the option awards was $6.62 per share.

Accelerated Vesting of Restricted Stock

In January 2010, as a result of the Company’s initial public offering, restricted stock that was previously granted to certain employees was immediately vested. Total stock compensation expense for this restricted stock grant for fiscal years 2010, 2009 and 2008 was $1.4 million, $0.6 million and $0.7 million respectively.

Put Right

In conjunction with the Company’s initial public offering, the Company granted a put right to certain option holders on January 27, 2010 whereby they could sell 32.4% of their vested options to the Company at the initial public offering price of $13.00. The put right expired on February 1, 2010. Option holders exercising their put right sold 71,611 shares to the Company for $0.6 million, of which $0.5 million was recorded as a reduction to additional paid-in-capital and $0.1 million was recorded as stock-based compensation expense. The shares sold to the Company were immediately cancelled.

Section 83(b) Elections under the Internal Revenue Code of 1986, as Amended

The Company has previously entered into Restricted Stock Agreements with certain employees and outside directors. The Company agreed to pay an amount to the named individual equal to the amount that would be included in such individual’s gross income and payable as income tax as a result of making a Section 83(b) election under the Internal Revenue Code of 1986, as amended. As a result of these elections, the Company has recorded stock-based compensation expense of $0.1 million, $0.2 million and $0.5 million in fiscal 2010, 2009 and 2008, respectively.

Other

The weighted average fair value of stock options granted during the fiscal year 2010, 2009 and 2008 was $2.75, $4.21 and $3.62 per share, respectively.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Unrecognized compensation costs related for stock-based compensation arrangements granted under the plans were $2.8 million as of February 28, 2010. A summary of the outstanding options as of February 28, 2010 and for the fiscal year then ended is as follows:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Outstanding, beginning of year	241,507	$4.70	6.99 Years
Exercised	(22,205)	$4.54	8.21 Years
Cancelled	(71,611)	$4.77	8.31 Years
Forfeited	(67,231)	$4.83	7.30 Years
Granted	939,236	$7.36	9.39 Years

Outstanding, end of year	1,019,696	$7.14	9.05 Years

Exercisable, end of year	281,419	$5.04	7.14 Years

For fiscal year 2010, 2009 and 2008, the Company has recorded $2,138,420, $753,350 and $685,100, respectively, of stock-based compensation expense recorded in selling, general and administrative expense.

Note 5. Capital Stock

On January 27, 2010, the Company completed a primary and secondary IPO. In the primary IPO, the Company sold 2,675,000 shares of common stock at an offering price of $13.00 per share. The gross proceeds of $34.8 million were reduced by $2.4 million in underwriter fees and $3.4 million of other costs associated with the IPO. The net proceeds from the primary IPO were used to pay down a portion of the Company’s existing debt—see Note 6. The secondary IPO sold 5,625,000 shares of common stock owned by existing shareholders at an offering price of $13.00 per share. The proceeds from the secondary offering were retained by the existing shareholders.

Note 6. Long-Term Debt

During June 2009, through a series of transactions, the Company refinanced its debt, which resulted in higher overall interest rates and extended the overall maturity of its long-term debt. The new 11 1/2% Senior Secured Notes due in 2014 (“2014 Notes”) generated cash proceeds of $245,738,400. These proceeds were used to retire all of the 9 3/4% Senior Secured Notes due in 2010 (“2010 Notes”). In connection with the refinancing, the Company recorded a loss of $2,211,274 on the early extinguishment of debt as a component of interest expense.

In February 2010, the Company used IPO net proceeds and cash on-hand to retire a portion of outstanding long-term indebtedness. The Company repaid in full the $6.3 million Seller Note Payable. In addition, the Company paid $22.9 million to repurchase a portion of the 2014 Notes, comprising of $20,516,000 of principle amounts outstanding and $2,337,608 in premiums. In connection with the partial repurchase of the 2014 Notes, the Company recorded a loss of $1,375,450 on the early extinguishment of debt. Both the premium and loss were recorded as a component of interest expense.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Long-term debt consists of the following:

	February 28, 2010	February 28, 2009
2014 Notes	$226,943,125	$—
2010 Notes	—	219,706,944
City Forest Industrial Bonds	16,355,000	17,115,000
Seller Note Payable	—	6,300,000

	243,298,125	243,121,944
Less current portion of debt	760,000	760,000

	$242,538,125	$242,361,944

The maturities of long-term debt for the next five years are as follows: 2011—$760,000; 2012—$760,000; 2013—$760,000; 2014—$760,000 and thereafter—$247.8 million.

2014 Notes: In June 2009, the Company completed a private placement of $255 million principal face amount (2014 Notes), which have an effective interest rate of 12.48%. The 2014 Notes pay interest in arrears on June 1 and December 1 of each year. The 2014 Notes are secured by liens on substantially all of the Company’s assets. The Indenture in connection with the 2014 Notes contains customary covenants and events of default, including limitations on certain restricted payments, the incurrence of additional indebtedness and the sale of certain assets. The Company is compliant with these covenants as of February 28, 2010. All of the Company’s subsidiaries guarantee the 2014 Notes. During the third quarter of fiscal year 2010, the Company exchanged all of the original 2014 Notes for new 2014 Notes substantially identical to the old notes, except that the new 2014 Notes are registered with the Securities and Exchange Commission. Cellu Tissue has no independent assets or operations and the 2014 Notes are fully and unconditionally guaranteed jointly and severally by all of the Company’s subsidiaries.

2010 Notes: In March 2004, the Company completed a private offering of $162.0 million aggregate principal amount of 9 3/4% senior secured notes due 2010 pursuant to and governed by an Indenture, dated as of March 12, 2004. Subsequently, in fiscal year 2008 and fiscal 2009, in connection with the acquisition of CityForest Corporation and APF, the Company issued and sold $60.3 million aggregate principal amount of the 2010 Notes for $56.9 million, which is equal to 94.3615% of the aggregate principal amount. The Company redeemed the entire $222.3 million principal amount outstanding of these notes in July 2009. In connection with this redemption, the company recorded a loss on early extinguishment totaling $2.2 million, which includes $1.9 million for the unaccreted effective discount and $0.3 million related to the unamortized deferred financing fees.

2006 Credit Agreement: In June 2006, the Company entered into a Credit Agreement (the “Credit Agreement”), that currently provides for a $60.0 million working capital facility, including a letter of credit sub-facility and swing-line loan sub-facility. The Credit Agreement provides that amounts under the facility may be borrowed, repaid and re-borrowed, subject to a borrowing base test, until the maturity date, which is June 12, 2011. Of the $60.0 million of total borrowings available, an amount up to $55.0 million is available, in U.S. dollars, to the U.S. Borrower under the facility and an amount up to $5.0 million is available, in U.S. or Canadian dollars, to the Canadian Borrower under the facility. Borrowings under the working capital facility are secured by substantially all of the Company’s assets and guaranteed by the Company’s subsidiaries. As of February 28, 2010 and 2009, $1.0 million and $18.5 million, respectively, of borrowings were outstanding under this working capital facility. The

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Company has the option of using an interest rate that is either Prime or LIBOR, plus an incremental rate determined by the borrowing agreement. At February 28, 2010, the Company’s interest rate was prime plus an incremental rate of 0.25%, totaling 3.5%.

Effective upon closing of the January 2010 initial public offering, the Company obtained an amendment to the Credit Agreement to:,

•	remove Parent from relevant provisions of the Credit Agreement;

•

revise the definition of the term “change in control” to include, among other items, any person becoming the beneficial owner of more than 50% of the total voting power of Cellu Tissue (other than Weston Presidio V, L.P. and its co-investors) or a change in the majority of our board of directors;

•	revise the definition of the term “prepayment event” to exclude from this definition the issuance of common stock in the offering;

•	revise the definition of the term “swap agreement” to include energy hedging contracts, which we may enter into from time to time to hedge or mitigate risks to which we have actual exposure;

•	permit the reorganization transactions and the IPO under the Credit Agreement’s covenants prohibiting certain structural changes and changes to our organizational documents; and

•

permit the payment, redemption or repurchase of any portion of our 2014 Notes, our indebtedness related to our CityForest industrial revenue bonds and our $6.3 million promissory note issued in the APF Acquisition with the proceeds from the IPO.

CityForest Industrial Bonds: Cellu Tissue CityForest LLC (“CityForest”) is party to a loan agreement, dated March 1, 1998, with the City of Ladysmith, Wisconsin, pursuant to which the City of Ladysmith loaned the proceeds of its Variable Rate Demand Solid Waste Disposal Facility Revenue Bonds, Series 1998, to CityForest to finance the construction by CityForest of a solid waste disposal facility. Approximately $18.4 million in aggregate principal face amount was outstanding as of the date of the Company’s acquisition of CityForest. The municipal bonds have scheduled semi-annual payments of principal equal to approximately 2.00% of the principal amount outstanding as of the date of the acquisition of CityForest (“CityForest Acquisition”). The balance is payable at maturity of the municipal bonds on March 1, 2028. The bonds are guaranteed by the Company and contain various customary covenants and events of default.

In connection with this borrowing, CityForest entered into an Amended and Restated Reimbursement Agreement (the “Reimbursement Agreement”) pursuant to which Associated Bank has provided a letter of credit and a revolving credit facility in an aggregate principal amount of up to $3.5 million. The letter of credit and revolving credit facility can be used by the bond trustee to pay principal and interest due on the Bonds, and to provide liquidity to purchase bonds put to CityForest by bondholders and not remarketed; and CityForest is obligated to repay any such draws. CityForest is also obligated to pay a fee in respect of the aggregate amount available to be drawn at a rate per annum initially equal to 1.25%, subject to adjustment on a quarterly basis based on CityForest’s leverage. The expiration date of the letter of credit is February 15, 2011.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The Company obtained an amendment to the Reimbursement Agreement, effective upon closing of the initial public offering on January 27, 2010, which:

•	increased the annual letter of credit fee to 2.5%;

•

revised the definition of the term “change of control” to include, among other items, any person becoming the beneficial owner of more than 50% of the total voting power of Cellu Tissue (other than Weston Presidio V, L.P. and its co-investors) or a change in the majority of our board of directors;

•	decreased the maximum leverage ratio for CityForest from a ratio of 3.5 to 1.0 to a ratio of 2.5 to 1.0; and

•	increased the minimum fixed charge coverage ratio for CityForest from a ratio of 1.0 to 1.0 to a ratio of 1.2 to 1.0.

Amounts borrowed by CityForest under the revolving credit facility bear interest at a rate per annum equal to the LIBOR Rate (as defined in the Reimbursement Agreement), plus an applicable margin. The applicable margin percentage initially is 1.75%, subject to adjustment on a quarterly basis based upon CityForest’s leverage. The interest rate was 1.98% and 2.25% at February 28, 2010 and 2009, respectively. CityForest is also obligated to pay a commitment fee with respect to any unused commitment under the revolving credit facility in an amount equal to 0.50% per annum. The maturity date of the revolving credit facility is February 15, 2011. The revolving credit facility is secured by the assets of CityForest.

In connection with these CityForest credit facilities, the Company has $1.2 million of restricted cash as of February 28, 2010 and 2009, which is included in other assets on the balance sheet. In addition, the Reimbursement Agreement provides that in certain circumstances where the Company incurs indebtedness, as defined, in excess of amounts currently permitted under the CityForest Indenture or refinances the indebtedness issued under the CityForest Indenture, CityForest may be required to repay all of its obligations under the revolving line of credit and either cause the bonds to be redeemed or to replace the revolving credit facility and provide a new letter of credit from another lender.

Seller Note Payable: As part of the financing of the APF Acquisition, the Company entered into a Seller Note in the principal amount of $6,300,000. In January 2010, using proceeds from IPO, the Company repaid the Seller Note Payable which was initially due in quarterly installments with the principal on July 2, 2011. The interest rate on this note was 12%.

Note 7. Deferred Financing Fees

In connection with the debt refinancing discussed in Note 5, the Company capitalized deferred financing fees of $9.7 million related to the 2014 Notes which are being amortized using the effective interest method over their five year life. In addition, in connection with the APF Acquisition, the Company incurred approximately $0.2 million of costs related to the amendment to the Credit Agreement and $0.7 million of costs related to an additional issuance of 2010 Notes.

As a result of the debt refinancing, the Company wrote off the remaining unamortized 2010 Notes deferred financing fees of $0.3 million during the three months ended August 27, 2009.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

In the fourth quarter of fiscal 2010, the Company repurchased a portion of its 2014 Notes using proceeds from the January 2010 initial public offering and reduced deferred financing fees by $0.8 million which is reflected as a component of interest expense.

The deferred financing fees and related accumulated amortization balances as of February 28, 2010 and 2009 are as follows:

	February 28, 2010	February 28, 2009
2014 Notes	$8,955,677	$—
Credit agreement	231,651	231,651
2010 Notes	—	654,307

	9,187,328	885,958
Accumulated amortization	(1,156,843)	(306,668)

	$8,030,485	$579,290

These fees, net of accumulated amortization, are included in other assets on the balance sheet as of February 28, 2010 and 2009.

Note 8. Income Taxes

The components of pretax income (loss) consist of the following:

	Year Ended February 28, 2010	Year Ended February 28, 2009	Year Ended February 29, 2008
United States	$12,675,647	$3,998,310	$(2,750,715)
Foreign	(1,367,396)	1,950,603	2,543,057

Total pretax income (loss)	$11,308,251	$5,948,913	$(207,658)

The provision for income tax expense (benefit) consisted of the following:

	Year Ended February 28, 2010	Year Ended February 28, 2009	Year Ended February 29, 2008
Current:
Federal	$2,675,655	$(28,473)	$1,753,405
State	614,806	468,503	49,000
Foreign	99,903	1,181,671	1,282,657

	3,390,364	1,621,701	3,085,062
Deferred:
Federal	4,621,593	1,132,974	(3,183,542)
State	620,833	(2,883,138)	(2,053,590)
Foreign	(1,087,160)	(482,812)	(1,757,344)

	4,155,266	(2,232,976)	(6,994,476)

	$7,545,630	$(611,275)	$(3,909,414)

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The foreign portion of the provision for income taxes is a result of operations at one of the Company’s subsidiaries, Interlake Acquisition Corporation Limited (“Interlake”), in Canada. The Company provides for U.S. income tax and foreign withholding tax on the undistributed earnings of Interlake, as these earnings are not considered permanently reinvested outside the U.S. The reconciliation of income tax benefit on income (loss) at the U.S. federal statutory tax rates to the effective income tax rates is as follows:

	Year Ended February 28, 2010	Year Ended February 28, 2009	Year Ended February 29, 2008
Tax at U.S. statutory rate	$4,435,780	$1,359,425	$(955,416)
Tax at foreign statutory rate	(423,893)	663,205	867,691
State taxes, net of federal benefit	709,830	323,534	(521,065)
Foreign non-deductible expense	568	1,260	1,024
U.S. non-deductible items	115,942	698,542	(148,240)
Provision to return changes	1,320,528	(64,443)	(867,460)
AMT credit	—	—	(290,979)
Foreign tax credit	—	(1,103,183)	—
Federal rate change	1,835,972	—	—
Reserve for uncertain tax positions	24,134	232,279	845,668
State deferred rate change	120,824	(2,864,838)	(1,500,184)
Canadian deferred rate change	(460,316)	—	(1,383,386)
Other	(133,739)	142,944	42,933

Income tax expense (benefit)	$7,545,630	$(611,275)	$(3,909,414)

Included in the income tax expense for fiscal year 2010 is $1.8 million expense associated with a change in the Company’s effective federal tax rate which is expected to be realized in the future and $1.3 million expense associated with the filing of the Company’s 2009 federal and state income tax returns. The difference primarily related to estimates used to calculate foreign subsidiary deemed dividends and estimates affecting the generation and utilization of alternative minimum tax credits. Included in the income tax benefit for fiscal year 2009 is $1.1 million benefit related to foreign tax credits generated in the current year and $2.9 million benefit associated with changes in the Company’s effective state tax rates which are expected to be realized in the future. Included in the income tax benefit for fiscal year 2008 is $1.4 million and $1.5 million, respectively, of benefit associated with future changes in Canadian tax rates due to legislative changes and changes in the Company’s effective state tax rates which are expected to be realized in the future.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Significant components of the Company’s deferred tax assets and liabilities are as follows:

	February 28, 2010	February 28, 2009
Deferred tax assets:
Compensation and benefits	$1,170,803	$1,199,632
NOL carryforward	1,924,188	784,625
Accounts receivable	73,620	140,536
Refinancing costs	413,945	1,677,092
Capitalized transaction costs	(686,264)	(336,038)
AMT credit	—	25,831
Deferred revenue	438,663	—
Foreign tax credit	3,248,256	3,612,331
Other	570,849	552,632

	7,154,060	7,656,641
Valuation allowance	(1,690,722)	(730,778)

Total deferred tax assets	5,463,338	6,925,863
Deferred tax liabilities:
Goodwill/trademarks	(3,807,476)	(290,882)
Restricted stock	(32,129)	(1,412,035)
Interest	(1,602,072)	(514,530)
Property, plant and equipment	(75,495,530)	(75,662,864)
Other	(523,658)	(640,534)

Total deferred tax liabilities	(81,460,865)	(78,520,845)

Net deferred tax liability	$(75,997,527)	$(71,594,982)

	February 28, 2010	February 28, 2009
As presented on the balance sheet:
Current deferred income tax assets	$1,180,866	$3,515,295
Noncurrent deferred income tax liabilities	(77,178,393)	(75,110,277)

	$(75,977,527)	$(71,594,982)

The temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are net operating loss carryforwards, differences between financial statement and tax bases of property, plant and equipment, foreign tax credit carryforwards and other miscellaneous accruals and reserves.

As of February 28, 2010, the Company had state NOLs of approximately $37 million and state tax credits of approximately $1 million which begin to expire in 2019 and foreign tax credit carryforwards of approximately $3 million which begin to expire in 2017. We currently anticipate utilizing the majority of the recorded state tax credits and foreign tax credits prior to their expiration. We currently believe that it is more likely than not that we will not realize the benefits of the majority of our state net operating losses prior to their expiration.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, we believe it is more likely than not that we will realize the benefits of the majority of the foreign tax credit and state tax credit deductible differences. We believe that it is more likely than not that we will not realize the benefits of the state net operating losses prior to the expiration. We have recorded a valuation allowance on the majority of our state net operating losses and a portion of our state tax credits and foreign tax credits.

The Company believes that all of its current and prior tax filing positions have substantial merit and intends to defend vigorously any tax claims asserted. The Company believes that it has sufficient accruals to address any claims, including interest and penalties. A reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax benefits is as follows:

	Year Ended February 28, 2010	Year Ended February 28, 2009	Year Ended February 29, 2008
Beginning of year	$1,686,565	$1,509,000	$706,000
Increase in unrecognized tax benefits resulting from:
Positions taken in current period	167,572	132,198	—
Decrease in unrecognized tax benefits resulting from:
Positions taken in current period	—	104,279	—
Statute of limitations expiration	(163,196)	(58,912)	—
Positions taken in the prior period	(153,014)	—	803,000

End of year	$1,537,927	$1,686,565	$1,509,000

We recognize interest and penalties accrued related to unrecognized tax benefits as components of income tax expense (benefit). The interest and penalties accrued in income tax expense for fiscal years 2010, 2009 and 2008 was approximately $173,000, $55,000 and $43,000, respectively. The Company has $0.3 million and $0.1 million of accrued interest and penalties related to uncertain tax positions at February 28, 2010 and 2009, respectively. The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate is $1.8 million. If recognized, these items would impact the consolidated statement of operations and the effective tax rate. The Company does not anticipate that the total amount of unrecognized tax benefits will materially change during the next twelve months due to certain U.S. federal and state statute of limitations expiring. The fiscal tax years 2006 through 2010 remain open to examination by the major taxing jurisdictions to which the Company is subject.

Note 9. Retirement Plan

The Company has a Savings Incentive and Profit-Sharing Plan (the “Plan”) qualified under Section 401(k) of the Code. The Plan covers all employees who are 21 years of age or older with one

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

or more years of service. Employees may contribute up to 20% of their annual compensation (subject to certain statutory limitations) to the Plan through voluntary salary deferred payments. The Company matches 100% of the employees’ contribution up to 2% of the employees’ salary and 70% of the remaining employees’ contribution up to 6% of the employees’ salary. The Company contributed $1,927,146, $1,685,643, $1,620,998, to the Plan for fiscal years 2010, 2009 and 2008, respectively.

Note 10. Commitments and Contingencies

The Company leases certain warehouses, vehicles and equipment under noncancelable operating leases, which expire at varying times through February 2018. Future minimum lease obligations at February 28, 2009 are as follows:

Year ending:
2011	$4,132,718
2012	3,868,143
2013	3,521,355
2014	2,679,875
2014 and thereafter	3,950,426

$18,152,517

Operating lease and rental expenses aggregated $3,491,376, $2,885,145, and $2,667,485, for fiscal years 2010, 2009, and 2008, respectively.

In the normal course of business, the Company is involved in various claims. The Company’s policy is to accrue environmental investigatory and remediation costs for identified sites when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The amount recorded for identified contingent liabilities is based on estimates and is not material.

The Company enters into agreements with various pulp vendors to purchase various amounts of pulp over the next two to three years. These commitments require purchases of pulp up to approximately 178,000 metric tons per year, at pulp prices below published list prices and allow the Company to shift a portion of its pulp purchases to the spot market to take advantage of more favorable spot market prices when such prices fall. The Company believes that its current commitment under these arrangements or their equivalent approximates 70% of its annual budgeted pulp needs. The future purchase value of the contracts valued at the February 28, 2010 price is $117 million.

Investment in Converting Capacity

To satisfy increased customer demand and to further expand our geographic reach, we have accelerated our growth strategy and committed to a program to invest approximately $30 million to increase our retail converting capacity by 50,000 tons. As of February 28, 2010, $7.6 million had been spent and this program is expected to be substantially complete by March 2011. It is anticipated that a portion of this investment will be used to add converting capacity to a new 323,000 square foot facility in Oklahoma City, Oklahoma. The balance of this investment is expected to be used to add converting capacity to our three established facilities in Neenah, Wisconsin, Thomaston, Georgia and Long Island, New York.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 11. Related Party Transactions

On June 12, 2006, the Company, Cellu Parent and Merger Sub entered into a Management Agreement with Weston Presidio Service Company, LLC (“Weston Presidio Service Company”) pursuant to which Weston Presidio Service Company agreed to provide the Company with certain management, consulting and financial and other advisory services. Weston Presidio Service Company is an affiliate of Weston Presidio, which was the controlling shareholder of Cellu Parent, which was the sole shareholder of the Parent. In consideration for such services, the Company and Cellu Parent jointly and severally agreed to pay Weston Presidio Service Company an annual fee of $450,000, to be paid in equal quarterly installments, and to reimburse out-of-pocket expenses of Weston Presidio Service Company and its affiliates. In addition, in connection with the consummation of the Merger and as required by the Management Agreement, the Company paid Weston Presidio Service Company a fee in the amount of $2,000,000. This amount has been capitalized through purchase accounting as part of total merger consideration. The Management Agreement was terminated in conjunction with the January 2010 IPO.

Management fees paid to Weston Presidio Service Company of $412,500 for fiscal 2010 and $450,000 for fiscal years 2009 and 2008 are recorded in selling, general and administrative expenses.

Note 12. Business Segments

The Company operates in three business segments: tissue, machine-glazed tissue and foam. The foam business segment was added in connection with the APF Acquisition (see Note 3). The Company assesses the performance of its business segments using income from operations. Income from operations excludes interest income, interest expense, other income (expense), income tax expense (benefit) and the impact of foreign currency gains and losses. Corporate and shared expenses are allocated to each segment.

Included in income from operations for fiscal year 2010 is $2,138,420 of compensation expense primarily related to vesting of restricted stock and stock option awards, of which $1,582,431 and $555,989 relate to the tissue segment and machine-glazed paper segment, respectively.

Included in income from operations for fiscal year 2008 is $2,078,212 of terminated acquisition related costs, of which $1,350,838 impacts the tissue segment and $727,374 impacts the machine-glazed paper segment. Also, included in income from operations for fiscal year 2008 is $808,111 of non-cash compensation expense related to the vesting of restricted stock and stock option awards, of which $525,272 and $282,839 relate to the tissue segment and machine-glazed paper segment, respectively.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

	Year Ended February 28, 2010	Year Ended February 28, 2009	Year Ended February 29, 2008
Net Sales
Tissue	$394,241,039	$400,640,192	$333,341,679
Machine-glazed paper	109,051,301	114,376,045	109,739,451
Foam	7,988,458	4,006,606	—

Consolidated	511,280,798	519,022,843	443,081,130
Segment Income from Operations
Tissue	$49,164,001	$29,423,668	$19,775,402
Machine-glazed paper	4,688,001	3,114,212	(145,319)
Foam	2,656,475	497,908	—

Total segment income from operations	56,508,477	33,035,788	19,630,083
Amortization expense	4,332,524	2,872,523	—

Consolidated income from operations	52,175,953	30,163,265	19,630,083
Interest expense, net	39,593,747	24,709,461	19,870,029
Net foreign currency transaction (gain) loss	1,282,228	(562,232)	100,335
Other expense (income)	(8,273)	67,123	(132,623)

Pretax income (loss)	$11,308,251	$5,948,913	$(207,658)

	Year Ended February 28, 2010	Year Ended February 28, 2009	Year Ended February 29, 2008
Capital Expenditures
Tissue	$23,796,601	$13,683,190	$17,797,901
Machine-glazed paper	1,475,599	1,348,695	1,729,662
Foam	—	—	—
Corporate	1,720,844	1,369,963	949,863

Consolidated	$26,993,044	$16,401,848	$20,477,426

Depreciation
Tissue	$18,167,367	$17,035,344	$17,512,477
Machine-glazed paper	5,741,072	5,694,571	5,977,162
Foam	90,274	56,769	—
Corporate	891,001	869,561	656,498

Consolidated	$24,889,714	$23,656,245	$24,146,137

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

	February 28, 2010	February 28, 2009
Segment assets
Tissue	$400,022,672	$390,692,040
Machine-glazed paper	86,267,328	88,130,140
Foam	2,697,232	2,268,112
Corporate assets	13,719,154	2,956,508

Consolidated	$502,706,386	$484,046,800

Goodwill
Tissue	$39,935,135	$39,935,135
Machine-glazed paper	1,085,003	1,085,003
Foam	—	—

Consolidated	$41,020,138	$41,020,138

Note 13. Geographic Data

Net sales and long-lived assets by geographic area are as follows:

	Year Ended February 28, 2010	Year Ended February 28, 2009	Year Ended February 29, 2008
Net Sales
United States	$465,945,406	$469,072,849	$394,019,201
Other, primarily Canada	54,500,437	57,730,655	56,994,578

Sub-total	520,445,843	526,803,504	451,013,779
Sales deductions	9,165,045	7,780,661	7,932,649

Consolidated	$511,280,798	$519,022,843	$443,081,130

	February 28, 2010	February 28, 2009
Property, Plant and Equipment
United States	$ 284,023,447	$280,596,007
Canada	23,611,574	21,391,934

Consolidated	$ 307,635,021	$301,987,941

Note 14. Goodwill and Other Intangibles, Net

Goodwill, trademarks and other intangibles and related accumulated amortization are as follows:

	February 28, 2010	February 28, 2009
Goodwill	$41,020,138	$41,020,138

Trademarks	9,456,000	9,456,000
Noncompete agreements	12,770,000	12,770,000
Customer lists	12,319,000	12,319,000

	34,545,000	34,545,000
Accumulated amortization	(7,205,047)	(2,872,523)

Other Intangibles, Net	$27,339,953	$31,672,477

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Intangible assets, except for certain trademarks which have an indefinite life, are being amortized on a straight-line basis, assuming no significant residual value, over the following lives: non-compete agreements-5 years, customer lists-7 years and trademarks with a definite life-3 years. Annual aggregate amortization expense estimated for each of the 3 succeeding years is approximately $4.3 million for fiscal year 2011-2013 and $2.6 million for fiscal year 2014. Amortization expense for the fiscal year ended February 28, 2010 and 2009 was $4,332,524 and $2,872,523, respectively.

Note 15. Earnout Payment

In connection with the acquisition of the Company by Weston Presidio in 2006, the Company was required to pay contingent consideration totaling $35.0 million, consisting of cash and shares of Cellu Parent’s Series A preferred stock, to the former owners and advisors of Cellu Parent in the event certain financial targets were met. Those financial targets were met and the Company recorded a liability for $35.0 million. All amounts associated with the earnout were paid as of November 24, 2009 and are listed below:

•

On August 29, 2008, a $15.0 million contingent consideration payment was made to the former owners and advisors of Cellu Parent, consisting of $13.7 million in cash and 1,274 shares of Cellu Parent’s Series A preferred stock valued at approximately $1.3 million.

•

On August 28, 2009, a $15.0 million contingent consideration payment was made to the former owners and advisors of Cellu Parent, consisting of $13.7 million in cash and 1,274 shares of Cellu Parent’s Series A preferred stock valued at approximately $1.3 million.

•

On November 24, 2009, the remaining payment of $5.0 million was paid to the former owners and advisors of Cellu Parent, consisting of $4.6 million in cash and 425 shares of Cellu Parent’s Series A preferred stock valued at approximately $0.4 million.

The contingent consideration was paid out due to the achievement of certain financial targets. The shares of Class A Preferred Stock of Cellu Parent issued in connection with the earnout were converted into shares of the Company’s common stock as a result of the IPO and the related reorganization transactions.

Note 16. Derivatives and Hedging

The effects of the Company’s natural gas swap contracts on the consolidated statements of operations are presented below.

	For the year ended
	February 28, 2010	February 28, 2009
Gain (loss) recognized in comprehensive income/loss	$2,093,812	$(2,717,464)
Loss reclassified from accumulated other comprehensive loss into income	$(3,177,287)	$—

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 17. Fair Value of Financial Instruments

The following methods and assumptions, including those discussed in Note 2, were used to estimate fair value for purposes of disclosure:

The Company’s 2014 Notes are treated as level 1 instruments and are recorded at cost which was $226.9 million at February 28, 2010. The estimated fair value of these notes was $250.8 million at February 28, 2010 based on the quoted market price of this debt.

The Company’s City Forest Industrial Revenue Bonds in the amount of $16.4 million at February 28, 2010 and $17.1 million at February 28, 2009 are carried at cost. These bonds are determined to be level 1 instruments. These bonds always trade at par value, with adjustments to the variable interest rate by our independent third party market maker. The estimated fair value of these bonds was $16.4 million at February 28, 2010 and $17.1 million at February 28, 2009.

The Company’s Seller Note Payable, which was repaid in fiscal 2010, was carried at cost. The estimated fair value of this note was zero and $6.3 million at February 28, 2010 and 2009, respectively based on the discounted cash flows of this instrument. This note has been determined to be a level 3 instrument. The note payable was between the Company and a private party and had no observable data points to determine fair value.

Note 18. Supplemental Balance Sheet Information

Selected supplemental balance sheet information is presented below.

	February 28, 2010	February 28, 2009
Finished goods	$41,828,086	$30,608,649
Raw materials	3,608,559	5,133,206
Packaging materials and supplies	13,658,588	12,326,731
Inventory reserves	(2,508,251)	(852,537)

	$56,586,982	$47,216,049

Property, plant and equipment, net:
Land	$4,565,674	$4,307,317
Buildings	39,509,533	35,907,105
Machinery and equipment	336,966,732	312,775,269
Other	6,871,243	4,970,279
Construction in progress	9,429,569	7,867,380

	397,342,751	365,827,350
Accumulated depreciation	(89,707,730)	(63,839,409)

	$307,635,021	$301,987,941

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 19. Income Per Share

Basic earnings per share is based on the weighted-average effect of all common shares issued and outstanding and is calculated by dividing net income by the weighted-average shares outstanding during the period. Diluted earnings per share is calculated by dividing net income by the weighted-average number of common share used in the basic earnings per share calculation plus the number of common shares that would be issued assuming exercise or conversion of all potentially dilutive shares outstanding. The following presents basic net income per share and diluted net income per share:

	For the year ended
	February 28, 2010		February 28, 2009		February 29, 2008
	Basic	Diluted	Basic	Diluted	Basic	Diluted
Numerator:
Net income	$3,762,621	$3,762,621	$6,560,188	$6,560,188	$3,701,756	$3,701,756

Denominator:
Weighted average number of common shares outstanding	17,684,134	17,684,134	17,447,971	17,447,971	17,447,971	17,447,971
Effect of dilutive securities Stock Awards (a)	—	29,729	—	—	—	—

	17,684,134	17,713,863	17,447,971	17,447,971	17,447,971	17,447,971
Net income per share	$0.21	$0.21	$0.38	$0.38	$0.21	$0.21

(a)	Represents the weighted average number of shares of common stock issuable on the exercise of diluted employee stock option awards and restricted stock less the number of shares of common stock which could have been purchased with the proceeds from the exercise of such awards. These purchases were assumed to have been made at the average market price of the common stock for the period. Stock options outstanding for the year ended February 28, 2010 of 316,024 were excluded because their effect would have been anti-dilutive.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 20. Quarterly Results of Operations (Unaudited)

Year Ended February 28, 2010	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Net sales	$118,928,222	$137,796,650	$130,147,065	$124,408,861	$511,280,798
Gross profit	19,813,312	22,642,179	20,273,256	16,331,785	79,060,532
Income from operations	13,255,734	16,207,163	14,178,615	8,534,441	52,175,953
Net income (loss)	2,310,865	2,717,474	2,000,011	(3,265,729)	3,762,621
Basic and diluted earnings per share	$0.13	$0.16	$0.11	$(0.18)	$0.21
Basic shares outstanding	17,447,971	17,447,971	17,447,971	18,364,987	17,684,134
Diluted shares outstanding	17,447,971	17,447,971	17,447,971	18,364,987	17,713,863

Year Ended February 28, 2009	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Net sales	$114,527,561	$133,012,856	$143,042,017	$128,440,409	$519,022,843
Gross profit	11,787,904	10,999,929	16,100,895	16,016,049	54,904,777
Income from operations	6,534,556	5,742,113	9,372,342	8,514,254	30,163,265
Net income (loss)	992,470	(247,083)	1,838,748	3,976,053	6,560,188
Basic and diluted earnings per share	$0.06	$(0.01)	$0.11	$0.23	$0.38
Basic and diluted shares outstanding	17,447,971	17,447,971	17,447,971	17,447,971	17,447,971

Schedule II—Valuation and Qualifying Accounts

Cellu Tissue Holdings, Inc.

Fiscal years ended February 28, 2010, February 28, 2009, and February 29, 2008

Description	Balance at Beginning of Year	Charged to Costs and Expenses	Deductions	Balance at End of Year
Allowance for Doubtful Accounts:
February 28, 2010	$385,323	$(164,978)	$25,345	$195,000
February 28, 2009	169,811	857,021	641,509	385,323
February 29, 2008	408,314	202,064	440,567	169,811
Inventory Obsolescence Reserve:
February 28, 2010	$852,537	$1,998,915	$343,201	$2,508,251
February 28, 2009	121,086	762,054	30,603	852,537
February 29, 2008	133,588	113,996	126,498	121,086
Income Tax Valuation Allowance:
February 28, 2010	$730,778	$959,944	$—	$1,690,722
February 28, 2009	—	730,778	—	730,778
February 29, 2008	—	—	—	—

PART I

ITEM 1. CONSOLIDATED FINANCIAL STATEMENTS

Cellu Tissue Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets (Unaudited)

	August 26, 2010	February 28, 2010
Assets
Current assets:
Cash and cash equivalents	$2,229,594	$3,299,033
Receivables, net	55,508,902	49,659,464
Inventories	55,881,584	56,586,982
Prepaid expenses and other current assets	3,033,423	3,810,934
Income tax receivable	3,162,572	2,788,118
Deferred income taxes	1,368,255	1,180,866

Total current assets	121,184,330	117,325,397
Property, plant and equipment, net	314,433,569	307,635,021
Goodwill	41,020,138	41,020,138
Other intangibles, net	25,215,236	27,339,953
Other assets	8,622,698	9,385,877

Total assets	$510,475,971	$502,706,386

Liabilities and stockholders’ equity
Current liabilities:
Revolving line of credit	$23,000,000	$1,000,750
Accounts payable	27,143,324	34,275,598
Accrued expenses	27,630,519	27,820,255
Accrued interest	6,502,332	6,721,143
Other current liabilities	1,514,095	623,653
Current portion of long-term debt	760,000	760,000

Total current liabilities	86,550,270	71,201,399
Long-term debt, less current portion	242,854,431	242,538,125
Deferred income taxes	75,210,816	77,178,393
Other liabilities	821,809	956,444
Stockholders’ equity:
Common stock, $.01 par value, 23,715,470 shares authorized, 20,186,892 and 20,145,176 shares issued, respectively	201,869	201,452
Capital in excess of par value	103,643,310	103,076,890
Accumulated earnings	2,283,664	7,460,692
Accumulated other comprehensive income (loss)	(1,090,198)	92,991

Total stockholders’ equity	105,038,645	110,832,025

Total liabilities and stockholders’ equity	$510,475,971	$502,706,386

See accompanying notes to consolidated financial statements.

Cellu Tissue Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	August 26, 2010	August 27, 2009
Net sales	$136,632,083	$137,796,650
Cost of goods sold	127,802,664	115,154,471

Gross profit	8,829,419	22,642,179
Selling, general and administrative expenses	5,594,748	5,355,748
Amortization expense	1,080,163	1,079,268

Income from operations	2,154,508	16,207,163
Interest expense, net	7,838,455	12,331,443
Foreign currency (gain) loss	(142,308)	356,287
Other expense (income)	92,075	(355,871)

Income (loss) before income tax benefit	(5,633,714)	3,875,304
Income tax expense (benefit)	(1,804,045)	1,157,830

Net (loss) income	$(3,829,669)	$2,717,474

Basic and diluted net (loss) income per share	$(0.19)	$0.16

Basic shares outstanding	20,184,054	17,447,971

Diluted shares outstanding	20,184,054	17,447,971

	Six Months Ended
	August 26, 2010	August 27, 2009
Net sales	$268,736,228	$256,724,872
Cost of goods sold	247,755,896	214,269,375

Gross profit	20,980,332	42,455,497
Selling, general and administrative expenses	10,987,101	10,856,909
Amortization expense	2,124,717	2,135,692

Income from operations	7,868,514	29,462,896
Interest expense, net	15,319,149	18,837,994
Foreign currency loss	73,189	713,226
Other expense (income)	89,056	(372,445)

Income (loss) before income tax benefit	(7,612,880)	10,284,121
Income tax expense (benefit)	(2,435,852)	5,255,782

Net (loss) income	$(5,177,028)	$5,028,339

Basic and diluted net (loss) income per share	$(0.26)	$0.29

Basic shares outstanding	20,176,732	17,447,971

Diluted shares outstanding	20,176,732	17,447,971

See accompanying notes to consolidated financial statements.

Cellu Tissue Holdings, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity And Comprehensive Loss

(Unaudited)

For the Six Months Ended August 26, 2010

	Shares Outstanding	Par Value Common Stock	Capital in Excess of Par Value	Accumulated Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance, February 28, 2010	20,145,176	$201,452	$103,076,890	$7,460,692	$92,991	$110,832,025
Stock issued upon exercise of stock options	41,716	417	224,462			224,879
Initial public offering costs			(171,042)			(171,042)
Stock-based compensation			513,000			513,000
Net loss				(5,177,028)		(5,177,028)
Foreign currency translation					(292,747)	(292,747)
Derivative-unrealized loss					(890,442)	(890,442)

Comprehensive loss						(6,360,217)

Balance, August 26, 2010	20,186,892	$201,869	$103,643,310	$2,283,664	$(1,090,198)	$105,038,645

See accompanying notes to consolidated financial statements.

Cellu Tissue Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended
	August 26, 2010	August 27, 2009
Cash flows from operating activities
Net (loss) income	$(5,177,028)	$5,028,339
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	12,940,999	12,050,067
Amortization of intangibles	2,124,717	2,135,692
Amortization and write-off of debt issuance costs	769,290	779,510
Accretion and write-off of debt discount	696,306	2,887,919
Stock-based compensation	513,000	422,480
Deferred income taxes	(2,154,966)	2,393,930
Loss on disposal of fixed assets	220,601	147,241
Changes in operating assets and liabilities:
Receivables	(5,874,026)	4,287,654
Inventories	623,423	8,699,026
Prepaid expenses and other current assets	263,424	(757,153)
Other assets	17,703	368,092
Accounts payable, accrued expenses, accrued interest and other liabilities	(7,670,619)	2,429,452

Total adjustments	2,469,852	35,843,910

Net cash (used in) provided by operating activities	(2,707,176)	40,872,249
Cash flows from investing activities
Capital expenditures	(20,031,606)	(11,162,014)

Net cash used in investing activities	(20,031,606)	(11,162,014)
Cash flows from financing activities
Bank overdrafts	—	(3,285,420)
Expenses from initial public offering	(171,042)	—
Proceeds from stock options exercised	224,880	—
Payments of long-term debt	(380,000)	(380,000)
Borrowings on revolving credit facility	36,245,609	22,350,147
Repayments on revolving credit facility	(14,246,359)	(40,880,971)
Retirement of long-term debt	—	(222,255,572)
Payment of deferred financing fees	—	(9,346,462)
Net proceeds from bond offering	—	245,738,400

Net cash provided by (used in) financing activities	21,673,088	(8,059,878)
Effect of foreign currency	(3,745)	15,194

Net (decrease) increase in cash and cash equivalents	(1,069,439)	21,665,551
Cash and cash equivalents at beginning of period	3,299,033	361,035

Cash and cash equivalents at end of period	$2,229,594	$22,026,586

See accompanying notes to consolidated financial statements.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

August 26, 2010

Note 1. Basis of Presentation

Cellu Tissue Holdings, Inc., (the “Company” or “Cellu Tissue”), a Delaware corporation, together with its consolidated subsidiaries, primarily produces converted tissue products, tissue hard rolls and machine-glazed tissue that are sold to leading consumer retailers and away-from-home distributors of tissue products, vertically integrated manufacturers and third-party converters serving the tissue and machine-glazed tissue segments.

On June 12, 2006, Weston Presidio V, L.P. (“Weston Presidio”) acquired the Company through a series of acquisitions and mergers. The Company accounted for this as a purchase, which resulted in a new valuation for the assets and liabilities of the Company based upon fair values as of the date of the acquisition.

In connection with the Company’s initial public offering of equity securities, which closed on January 27, 2010 (“IPO”), Cellu Paper Holdings, Inc., the Company’s direct parent, which had no operating activities, merged with and into Cellu Tissue, with Cellu Tissue surviving the merger. Immediately following this merger, Cellu Parent Corporation, which then became our direct parent, merged with and into Cellu Tissue, with Cellu Tissue surviving this second merger. In connection with these reorganization transactions, the holders of Cellu Parent Corporation’s outstanding Series A preferred stock ultimately received an aggregate of 13,528,287 shares of our common stock, the holders of Cellu Parent Corporation’s outstanding Series B preferred stock ultimately received an aggregate of 2,836,771 shares of our common stock, and the holders of Cellu Parent Corporation’s common stock received an aggregate of 1,082,913 shares of our common stock.

The accompanying unaudited interim consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries.

These statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair statement of the results for the interim periods presented have been included. Operating results for the three and six months ended August 26, 2010 are not necessarily indicative of the results that may be expected for the fiscal year ending February 28, 2011. The year-end condensed consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by GAAP for audited financial statements.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)—(Continued)

August 26, 2010

Note 2. Stock-Based Compensation

The Company accounts for stock based compensation using the fair value-based method and the recording of such expense in the Company’s consolidated statements of operations. The Company provides stock-based compensation under the 2006 Stock Option and Restricted Stock Plan (the “2006 Plan”) and the 2010 Equity Compensation Plan (the “2010 Plan”). Under each plan, the administrator of the plan (the “Plan Administrator”) may make awards of options to purchase shares of common stock of the Company and/or awards of shares of common stock of the Company and, under the 2010 Plan, stock appreciation rights with respect to common stock of the Company. No additional awards will be made under the 2006 Plan. A maximum of 2,795,000 shares of common stock of the Company may be delivered in satisfaction of awards under the 2010 Plan and a maximum of 797,499 shares of common stock of the Company may be delivered in satisfaction of awards under the 2006 Plan. Key employees and directors of the Company or its affiliates are eligible to participate in the plans. Stock options and stock appreciation rights are granted at a strike price at least equal to the fair value of the Company’s stock on the date of grant.

In conjunction with the Company’s initial public offering, the Company modified all equity awards outstanding at January 22, 2010. This modification was structured to maintain the intrinsic value for each employee, such that the intrinsic value after the initial public offering was identical to the intrinsic value immediately prior to the initial public offering. These modifications did not yield any incremental compensation cost.

Stock options granted prior to the Company’s initial public offering were granted with a strike price at the estimated fair value of the Company’s stock on the date of grant. Stock options subsequent to the initial public offering were granted with a strike price equal to the closing price on the grant date. The Company uses a risk-free interest rate based on the U.S. Treasury yield in effect at the time of grant with a term equal to the expected life. The Company does not pay a dividend, so accordingly, the dividend yield is zero. The expected term of the options represents the period of time the options are expected to be outstanding. Prior to the initial public offering, expected volatility was based on the historical market value of the Company’s stock. For grants subsequent to January 22, 2010, volatility was determined using volatility of comparable companies.

Upon exercise of stock options, the Company issues new shares to fulfill its obligation to the option holder.

First Quarter Fiscal 2011 Stock Option Awards

Several awards were made to certain non-executive employees during the first quarter of fiscal 2011 totaling 23,990 options that vest ratably over 4 years.

The Company used a Black-Scholes option pricing model to fair value these option awards. The assumptions used to value the first quarter fiscal 2011 equity awards were: no dividend yield; 60% volatility; 3.0% risk free interest rate; and 6-year expected life. The fair value of the option awards ranged from $6.06 to $6.08 per share.

Stock-based compensation expense for the three months ended August 26, 2010 and August 27, 2009, was $0.2 million and $0.2 million, respectively, and for the six months ended August 26, 2010 and August 27, 2009 was $0.5 million and $0.4 million, respectively. Stock-based compensation expense is included in selling, general and administrative expense.

Note 3. Long-Term Debt

Long-term debt consists of the following:

	August 26, 2010	February 28, 2010
2014 Notes	$227,639,431	$226,943,125
CityForest Industrial Bonds	15,975,000	16,355,000

	243,614,431	243,298,125
Less current portion of debt	760,000	760,000

	$242,854,431	$242,538,125

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)—(Continued)

August 26, 2010

2014 Notes: In June 2009, the Company completed a private placement of $255 million principal face amount of 11 1/2% Senior Secured Notes due 2014 (the “2014 Notes”), which have an effective interest rate of 12.48%. The 2014 Notes pay interest in arrears on June 1 and December 1 of each year. The 2014 Notes are secured by liens on substantially all of the Company’s assets. The Indenture in connection with the 2014 Notes contains customary covenants and events of default, including limitations on certain restricted payments, the incurrence of additional indebtedness and the sale of certain assets. The Company is compliant with these covenants as of August 26, 2010. All of the Company’s subsidiaries guarantee the 2014 Notes. During the third quarter of the prior fiscal year, the Company exchanged all of the original 2014 Notes for new 2014 Notes substantially identical to the old notes, except that the new 2014 Notes are registered with the Securities and Exchange Commission. Cellu Tissue has no independent assets or operations and the 2014 Notes are fully and unconditionally guaranteed jointly and severally by all of the Company’s subsidiaries. In connection with this refinancing, the Company recorded a loss of $2,211,273 for the early extinguishment of debt. In February 2010, the Company used $22.9 million of IPO net proceeds and cash on-hand to retire a portion of the 2014 Notes comprising of $20,516,000 of principle amounts outstanding and $2,337,608 in premiums. In connection with the partial repurchase of the 2014 Notes, the Company recorded a loss of $1,375,450 on the early extinguishment of debt. Both the premium and loss were recorded as a component of interest expense. As of August 26, 2010 and February 28, 2010, $227.6 million and $226.9 million, respectively, of the 2014 Notes were outstanding.

2006 Credit Agreement: In June 2006, the Company entered into a Credit Agreement (the “Credit Agreement”) that currently provides for a $60.0 million working capital facility, including a letter of credit sub-facility and swing-line loan sub-facility. The Credit Agreement provides that amounts under the facility may be borrowed, repaid and re-borrowed, subject to a borrowing base test, until the maturity date, which is June 12, 2011. Of the $60.0 million of total borrowings available, an amount up to $55.0 million is available, in U.S. dollars, to Cellu Tissue Holdings, Inc. under the facility and an amount up to $5.0 million is available, in U.S. or Canadian dollars, to our subsidiary Interlake Acquisition Corp. Limited under the facility. Borrowings under the working capital facility are secured by substantially all of the Company’s assets and guaranteed by the Company’s subsidiaries. As of August 26, 2010 and February 28, 2010, $23.0 million and $1.0 million, respectively, of borrowings were outstanding under this working capital facility. The Company has the option of using an interest rate that is either Prime or LIBOR, plus an incremental rate determined by the borrowing agreement. At August 26, 2010, the Company’s interest rate was prime plus an incremental rate of 0.25%, totaling 3.5%.

Effective upon closing of the January 2010 initial public offering, the Company obtained an amendment to the Credit Agreement to:

•	remove Cellu Paper Holdings, Inc. from relevant provisions of the Credit Agreement;

•

revise the definition of the term “change in control” to include, among other items, any person becoming the beneficial owner of more than 50% of the total voting power of Cellu Tissue (other than Weston Presidio V, L.P. and its co-investors) or a change in the majority of our board of directors;

•	revise the definition of the term “prepayment event” to exclude from this definition the issuance of common stock in the offering;

•	revise the definition of the term “swap agreement” to include energy hedging contracts, which we may enter into from time to time to hedge or mitigate risks to which we have actual exposure;

•	permit the reorganization transactions and the IPO under the Credit Agreement’s covenants prohibiting certain structural changes and changes to our organizational documents; and

•

permit the application of the proceeds from the IPO to repay, redeem or repurchase of any portion of our 2014 Notes, our indebtedness related to our CityForest industrial revenue bonds and our $6.3 million promissory note issued in connection with our acquisition of our Long Island, New York and Thomaston, Georgia facilities.

CityForest Industrial Bonds: Cellu Tissue CityForest LLC (“CityForest”) is party to a loan agreement, dated March 1, 1998, with the City of Ladysmith, Wisconsin, pursuant to which the City of Ladysmith loaned the proceeds of its Variable Rate Demand Solid Waste Disposal Facility Revenue Bonds, Series 1998, to CityForest to finance the construction by CityForest of a solid waste disposal facility. Approximately $18.4 million in aggregate principal face amount was outstanding as of the date of the Company’s acquisition of CityForest. The municipal bonds have scheduled semi-annual payments of principal equal to approximately 2.00% of the principal amount outstanding as of the date of the acquisition of CityForest (“CityForest Acquisition”). The balance is payable at maturity of the municipal bonds on March 1, 2028. The bonds are guaranteed by the Company and contain various customary covenants and events of default.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)—(Continued)

August 26, 2010

In connection with this borrowing, CityForest entered into an Amended and Restated Reimbursement Agreement (the “Reimbursement Agreement”) pursuant to which Associated Bank has provided a letter of credit and a revolving credit facility in an aggregate principal amount of up to $3.5 million. The letter of credit and revolving credit facility can be used by the bond trustee to pay principal and interest due on the Bonds, and to provide liquidity to purchase bonds put to CityForest by bondholders and not remarketed; and CityForest is obligated to repay any such draws. CityForest is also obligated to pay a fee in respect of the aggregate amount available to be drawn at a rate per annum initially equal to 1.25%, subject to adjustment on a quarterly basis based on CityForest’s leverage. The expiration date of the letter of credit is February 15, 2011.

The Company obtained an amendment to the Reimbursement Agreement, effective upon closing of the initial public offering on January 27, 2010, which:

•	increased the annual letter of credit fee to 2.5%;

•

revised the definition of the term “change of control” to include, among other items, any person becoming the beneficial owner of more than 50% of the total voting power of Cellu Tissue (other than Weston Presidio V, L.P. and its co-investors) or a change in the majority of our board of directors;

•	decreased the maximum leverage ratio for CityForest from a ratio of 3.5 to 1.0 to a ratio of 2.5 to 1.0; and

•	increased the minimum fixed charge coverage ratio for CityForest from a ratio of 1.0 to 1.0 to a ratio of 1.2 to 1.0.

The Company is in compliance with these covenants as of August 26, 2010.

Amounts borrowed by CityForest under the revolving credit facility bear interest at a rate per annum equal to the LIBOR Rate (as defined in the Reimbursement Agreement), plus an applicable margin. The applicable margin percentage initially is 1.75%, subject to adjustment on a quarterly basis based upon CityForest’s leverage. The interest rate was 2.01% and 1.98% at August 26, 2010 and February 28, 2010, respectively. CityForest is also obligated to pay a commitment fee with respect to any unused commitment under the revolving credit facility in an amount equal to 0.50% per annum. The maturity date of the revolving credit facility is February 15, 2011. The revolving credit facility is secured by the assets of CityForest.

In connection with these CityForest credit facilities, the Company had $1.2 million of restricted cash as of August 26, 2010 and February 28, 2010, which is included in other assets on the balance sheet. In addition, the Reimbursement Agreement provides that in certain circumstances where the Company incurs indebtedness, as defined in the Reimbursement Agreement, in excess of amounts currently permitted under the indenture governing the municipal bonds or refinances the indebtedness issued under the indenture governing the municipal bonds, CityForest may be required to repay all of its obligations under the revolving line of credit and either cause the bonds to be redeemed or to replace the revolving credit facility and provide a new letter of credit from another lender.

Note 4. Deferred Financing Fees

The deferred financing fees and related accumulated amortization balances are as follows:

	August 26, 2010	February 28, 2010
2014 Notes	$8,955,677	$8,955,677
Credit agreement	231,651	231,651

	9,187,328	9,187,328
Accumulated amortization	(1,926,133)	(1,156,843)

	$7,261,195	$8,030,485

These fees, net of accumulated amortization, are included in other assets on the balance sheet as of August 26, 2010 and February 28, 2010.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)—(Continued)

August 26, 2010

Note 5. Income Taxes

The effective income tax rate for the six months ended August 26, 2010 is 32.0% compared to 51.1% for the six months ended August 27, 2009. The effective income tax rate for the six months ended August 26, 2010 includes the beneficial impacts of reductions in applicable foreign tax rates as well as the full phase in of the tax benefits from the domestic production activities deduction. Included in income tax expense for the six months ended August 27, 2009 is discrete tax expense of $1.8 million associated with a change in the Company’s effective federal tax rate from 34% to 35%.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. The fiscal tax years 2006 through 2010 remain open to examination by the major taxing jurisdictions to which the Company is subject. As of August 26, 2010, the Company does not expect any material changes to unrecognized tax positions within the next twelve months.

Note 6. Commitments and Contingencies

Investment in Converting Capacity

To satisfy increased customer demand for converted tissue products and to further expand our geographic reach, the Company accelerated its growth strategy in the fourth quarter of fiscal 2010 and committed to a program to invest approximately $30 million to increase our retail converting capacity by 50,000 tons. As of August 26, 2010, $19.7 million had been spent, and this program is expected to be substantially complete by May 2011. A portion of this investment has been used to add converting capacity to a new 323,000 square foot facility in Oklahoma City, Oklahoma, which began producing converted tissue products in June 2010 and is expected to become fully operational during the third quarter of fiscal 2011. The balance of this investment is expected to be used to add converting capacity to our established facilities in Neenah, Wisconsin and Thomaston, Georgia.

Note 7. Business Segments

The Company operates in three business segments: tissue, machine-glazed tissue and foam. The Company assesses the performance of its business segments using income from operations. Income from operations excludes interest income, interest expense, other income (expense), income tax expense (benefit) and the impact of foreign currency gains and losses. Corporate and shared expenses are allocated to each segment.

	Three Months Ended		Six Months Ended
	August 26, 2010	August 27, 2009	August 26, 2010	August 27, 2009
Net Sales
Tissue	$105,931,753	$107,781,026	$208,907,911	$201,248,387
Machine-glazed tissue	29,462,776	27,925,877	56,795,589	51,519,942
Foam	1,237,554	2,089,747	3,032,728	3,956,543

Consolidated	$136,632,083	$137,796,650	$268,736,228	$256,724,872

Segment Income (Loss) From Operations
Tissue	$4,373,041	$15,356,475	$10,828,681	$27,711,329
Machine-glazed tissue	(1,398,169)	1,326,574	(1,058,812)	2,666,960
Foam	259,799	603,382	223,362	1,220,299

Total segment income from operations	3,234,671	17,286,431	9,993,231	31,598,588
Amortization expense	(1,080,163)	(1,079,268)	(2,124,717)	(2,135,692)

Consolidated income from operations	2,154,508	16,207,163	7,868,514	29,462,896
Interest expense, net	7,838,455	12,331,443	15,319,149	18,837,994
Foreign currency transaction (gain) loss	(142,308)	356,287	73,189	713,226
Other (income) expense	92,075	(355,871)	89,056	(372,445)

Pretax (loss) income	$(5,633,714)	$3,875,304	$(7,612,880)	$10,284,121

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)—(Continued)

August 26, 2010

	Three Months Ended		Six Months Ended
	August 26, 2010	August 27, 2009	August 26, 2010	August 27, 2009
Capital Expenditures
Tissue	$9,044,371	$4,363,750	$18,426,301	$9,952,766
Machine-glazed tissue	860,558	458,490	1,396,634	761,291
Foam	—	—	—	—
Corporate	82,525	65,547	208,671	447,957

Consolidated	$9,987,455	$4,887,787	$20,031,606	$11,162,014

Depreciation
Tissue	$4,801,479	$4,416,123	$9,461,454	$8,674,181
Machine-glazed tissue	1,486,369	1,431,802	2,952,539	2,836,162
Foam	26,589	21,346	52,112	42,224
Corporate	237,494	252,791	474,894	497,500

Consolidated	$6,551,931	$6,122,062	$12,940,999	$12,050,067

Note 8. Goodwill and Other Intangibles, Net

Goodwill, trademarks and other intangibles and related accumulated amortization are as follows:

	August 26, 2010	February 28, 2010
Goodwill	$41,020,138	$41,020,138

Trademarks	$9,456,000	$9,456,000
Noncompete agreements	12,770,000	12,770,000
Customer lists	12,319,000	12,319,000

	34,545,000	34,545,000
Accumulated amortization	(9,329,764)	(7,205,047)

Other Intangibles, Net	$25,215,236	$27,339,953

Intangible assets, except for certain trademarks which have an indefinite life, are being amortized on a straight-line basis, assuming no significant residual value, over the following lives: non-compete agreements-5 years, customer lists-7 years and trademarks with a definite life-3 years. No goodwill impairment has been recorded during fiscal years 2010 or 2009.

Note 9. Derivatives and Hedging

The Company uses derivative financial instruments to offset a portion of its exposure to market risk arising from changes in the price of natural gas. Hedging of this risk is accomplished by entering into forward swap contracts, which are designated as hedges of specific quantities of natural gas expected to be purchased in future months. These contracts are held for purposes other than trading and are designated as cash flow hedges. The Company measures fair value of its derivative financial instruments using fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The Company uses a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows: level 1—inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access; level 2—inputs utilize data points that are observable such as quoted prices, interest rate and yield curves; level 3—inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

The Company’s natural gas forward contracts are valued using industry-standard models that use observable market inputs (forward market prices for natural gas) as their basis. The Company classifies these instruments within level 2 of the valuation hierarchy. For level 2 of the fair value hierarchy, where appropriate, valuations are adjusted for various factors such as liquidity, bid/offer spreads and credit considerations (non performance risk). As of August 26, 2010, the fair value of these cash flow hedging instruments was $1.5 million and is included in other current liabilities. The fair value of cash flow hedges at February 28, 2010 was a liability of $0.6 million, which is included in other current liabilities. The notional value of the natural gas forward contracts outstanding was $7.1 million as of August 26, 2010. As outstanding gas forward contracts are settled, gains or losses are charged to cost of goods sold.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)—(Continued)

August 26, 2010

The effects of the Company’s natural gas swap contracts on the consolidated statements of operations are presented below.

	Three Months Ended		Six Months Ended
	August 26, 2010	August 27, 2009	August 26, 2010	August 27, 2009
Gain (loss) recognized in comprehensive income/loss	$(535,407)	$504,480	$(890,442)	$987,408
Loss reclassified from accumulated other comprehensive loss into income	$(352,516)	$(1,468,480)	$(765,024)	$(3,090,744)

Note 10. Fair Value of Financial Instruments

The following methods and assumptions, including those discussed in Note 9, were used to estimate fair value for purposes of disclosure:

The Company’s 2014 Notes are treated as a level 1 instrument and are recorded at cost which was $227.6 million at August 26, 2010. The estimated fair value of these notes was $254.4 million at August 26, 2010 based on the quoted market price of this debt.

The Company’s City Forest Industrial Revenue Bonds in the amount of $16.0 million at August 26, 2010 and $16.4 million at February 28, 2010 are carried at cost. These bonds are determined to be a level 1 instrument. These bonds always trade at par value, with adjustments to the variable interest rate by our independent third party market maker. The estimated fair value of these bonds was $16.0 million at August 26, 2010 and $16.4 million at February 28, 2010.

Note 11. Supplemental Balance Sheet Information

Selected supplemental balance sheet information is presented below.

	August 26, 2010	February 28, 2010
Inventories:
Finished goods	$42,674,557	$46,169,180
Raw materials	5,772,605	3,608,559
Packaging materials and supplies	9,438,919	9,317,494
Inventory reserves	(2,004,497)	(2,508,251)

	$55,881,584	$56,586,982

Property, plant and equipment, net:
Land	$4,626,957	$4,565,674
Buildings	40,989,816	39,509,533
Machinery and equipment	353,846,974	336,966,732
Other	6,857,455	6,871,243
Construction in progress	10,518,307	9,429,569

	416,839,509	397,342,751
Accumulated depreciation	(102,405,940)	(89,707,730)

	$314,433,569	$307,635,021

Note 12. Income Per Share

Basic earnings per share is based on the weighted-average effect of all common shares issued and outstanding and is calculated by dividing net income by the weighted-average shares outstanding during the period. Diluted earnings per share is calculated by dividing net income by the weighted-average number of common share used in the basic earnings

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)—(Continued)

August 26, 2010

per share calculation plus the number of common shares that would be issued assuming exercise or conversion of all potentially dilutive shares outstanding. The following presents basic net income per share and diluted net income per share:

	Three Months Ended August 26, 2010		Three Months Ended August 27, 2009
	Basic	Diluted	Basic	Diluted
Numerator:
Net (loss) income	$(3,829,669)	$(3,829,669)	$2,717,474	$2,717,474

Denominator:
Weighted average number of common shares outstanding	20,184,054	20,184,054	17,447,971	17,447,971
Effect of dilutive securities Stock Awards (a)	—	—	—	—

	20,184,054	20,184,054	17,447,971	17,447,971
Net (loss) income per share	$(0.19)	$(0.19)	$0.16	$0.16

	Six Months Ended August 26, 2010		Six Months Ended August 27, 2009
	Basic	Diluted	Basic	Diluted
Numerator:
Net (loss) income	$(5,177,028)	$(5,177,028)	$5,028,339	$5,028,339

Denominator:
Weighted average number of common shares outstanding	20,176,732	20,176,732	17,447,971	17,447,971
Effect of dilutive securities Stock Awards (a)	—	—	—	—

	20,176,732	20,176,732	17,447,971	17,447,971
Net (loss) income per share	$(0.26)	$(0.26)	$0.29	$0.29

(a)	Represents the weighted average number of shares of common stock issuable on the exercise of diluted employee stock option awards and restricted stock less the number of shares of common stock which could have been purchased with the proceeds from the exercise of such awards. These purchases were assumed to have been made at the average market price of the common stock for the period.

Note 13. Legal Proceedings

On or about September 20, 2010, Edward Glembockie, on behalf of himself and the public shareholders of the Company, filed a putative class action complaint in the Superior Court of Fulton County, State of Georgia, captioned Edward Glembockie v. Cellu Tissue Holdings, Inc., et al. The lawsuit names as defendants the Company, Clearwater, and each member of the Company’s Board of Directors. The lawsuit alleges that the Company’s directors breached their fiduciary duties in connection with Clearwater’s planned acquisition of the Company, as publicly disclosed on September 16, 2010. In addition, the lawsuit alleges that the Company and Clearwater aided and abetted those alleged breaches of fiduciary duties. Based on these allegations, the lawsuit seeks to enjoin the acquisition and to obtain other related equitable relief. It also seeks recovery of the costs of the action, including reasonable attorneys’ and experts’ fees. It is possible that additional lawsuits seeking similar relief may be filed. The defendants have not yet responded to the complaint. Based on the facts known to date, the defendants believe that the claims asserted against them in this lawsuit are without merit, and the defendants intend to defend themselves vigorously.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)—(Continued)

August 26, 2010

Note 14. Subsequent Event

On September 16, 2010, the Company announced that it has entered into a definitive merger agreement with Clearwater Paper Corporation (“Clearwater”) pursuant to which Clearwater would acquire all of the outstanding common stock of the Company in an all-cash transaction which values the Company at approximately $502 million, including approximately $255 million of debt. Under the terms of the agreement, the Company’s stockholders will receive $12.00 per share in cash for each share of common stock they own, representing a premium, based on the closing price on September 15, 2010, of approximately 52.6% over the 30 day average closing trading price and 48.2% over the 90 day average closing trading price.

The agreement has been unanimously approved by the Company’s Board of Directors. The transaction was recommended to the Company’s Board of Directors by a Transaction Committee, comprised of independent members of the Company’s Board of Directors, established to evaluate the transaction. The closing of the merger is not conditioned on Clearwater obtaining financing. The merger is subject to certain customary conditions, including the receipt of regulatory approvals and our stockholders approval, and is expected to be completed in the fourth quarter of calendar 2010. Weston Presidio V, L.P., which acquired the Company in 2006, is the Company’s largest shareholder and is also represented on the Company’s Board of Directors. It and the Company’s President and Chief Executive Officer, have agreed to vote shares owned by them representing, in the aggregate, approximately 56% of the Company’s outstanding shares, in favor of the transaction.

In connection with the transaction, the Company or Clearwater intends to tender for or defease the Company’s 2014 Notes.